EXHIBIT 10
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                                  AGREEMENT
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	AGREEMENT between VWR Corporation, a Delaware corporation (the
"Corporation"), and Philip B. Hunsucker ("Vice President") dated as of December 13, 1993.

                                  RECITALS
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	A.  The Vice President is an executive of the Corporation and an integral part of its management.

	B. The Corporation wishes to assure both itself and the Vice President of continuity of management in the event of any actual or threatened change in control of the Corporation.

	C. This Agreement is not intended to alter the compensation and benefits that the Vice President could reasonable expect in the absence of the occurrence of a Trigger Date as defined in this Agreement; consequently, this Agreement will be operative only upon the Vice President's termination during the term of this Agreement after the occurrence of a Trigger Date.

	NOW, THEREFORE, it is hereby agreed as follows:

	1. Term of Agreement. The effective date of this Agreement is December 13, 1993. This Agreement shall remain in effect until December 13, 1995, except that if a Trigger Date, as defined in paragraph 2, occurs prior to December 13, 1995, this Agreement shall remain in effect with respect to all rights accruing as a result of the occurrence of the Trigger Date.

	2. Operation of Agreement - Trigger Date. The provisions of this Agreement shall become operative the day before each "Trigger Date" which occurs during the term of this Agreement. For purposes of defining "Trigger Date," the following terms are incorporated by reference to the Corporation's Restated Certificate of Incorporation as executed on July 10, 1987 (the "Certificate"): "Affiliate," "Associate," "Board of Directors," "40% Shareholder," "Major Transaction," "Person," "Voting Power," and "Voting Stock" as well as the other definitions in the Certificate which are utilized in defining the foregoing terms. Any of the following shall constitute a Trigger Date:

		a. the effective date of a "Major Transaction" which is subject to and satisfied the special voting requirement set forth in Article VIII,
Section I, of the Certificate.

		b. the completion of a tender or exchange offer for Voting Stock (other than a tender offer by the Corporation) which is accepted by the holders of 51% of the Voting Power of the outstanding Voting Stock




		c. the effective date of a merger, consolidation, reorganization, or dissolution in which the Corporation is not the surviving entity; or

		d. the date on which there is a "Significant Change" in the membership of the Board of Directors occurring by the third annual meeting after the effective date of a merger, consolidation, reorganization, or a Major Transaction or the date on which any Person becomes a 40% Shareholder (each of which is referred to as a "Significant Event"). A Significant Change in the Board of Directors shall be deemed to have occurred if one-third or more of the directors are individuals who (i) are or were Affiliates or Associates of the 40% Shareholders or any party to the Significant Event and
(ii) were not Affiliates or Associates of the Corporation prior to the Significant Event.

	3. Termination of Employment. If, during the term of this Agreement, there is a termination of the Vice President's employment after a Trigger Date, the Vice President shall have the right to receive compensation and benefits described in paragraphs 4 and 5. The term "termination of the Vice President's employment," for purposes of this Agreement, shall mean resignation or termination of the Vice President for any reason other than cause, the Vice President has reached age 65, death, or disability if the disability is covered by the Corporation's long-term disability plan. The term "cause" shall mean gross misconduct in connection with the Vice President's position in the Corporation which results in demonstrably material injury to the Corporation. Bad judgment or negligence shall not constitute gross misconduct nor shall any act or omission reasonably believed by the Vice President to have been in, or not opposed to, the interests of the Corporation.

	4. Compensation. Subject to the provisions of Section 8, if there is a termination of the Vice President's employment on or before 24 months after a Trigger Date, the Vice President shall have the right to receive the compensation described in this paragraph during the compensation period even if the Vice President is employed by another employer during that period. The term "compensation period" shall mean the period between the Vice President's termination date and 24 months after such Trigger Date; except if the period is less than 12 months, then the compensation period shall be 12 months. In no event shall the compensation period extend beyond the end of the month in which the Vice President reaches 65 years of age. During the compensation period, the Vice President shall continue to receive his annual salary, payable at the same time and in the same manner as it was paid immediately prior to his termination. The term "annual salary" shall mean the annual salary being paid the Vice President immediately before his termination determined prior to any deductions from salary:

		a. for salary reductions or deferrals under any plan of the Corporation,

		b. for payment of employee benefits under any plan of the Corporation which are charged to the Vice President, and






		c.  for the purchase of stock under any plan of the Corporation.

	In addition, the Vice President shall receive his target bonus (as determined under the bonus plan last in effect for the Vice President) for the fiscal year in which the Vice President terminated at the time that such bonus was paid in the previous year. The same bonus shall be paid on the same month and day in any succeeding year which occurs within the compensation period. Notwithstanding any other provision in this paragraph, if the Vice President's annual salary and target bonus is less than the average of the Vice President's gross compensation for the three calendar years prior to the Vice President's termination date, the Vice President shall receive, in monthly payments, such average annual gross compensation during the compensation period instead of his salary and target bonus. The term "gross compensation" shall mean compensation as reported on the Vice President's Federal Income Tax Withholding Statement (Form W-2) plus (i) any salary reductions or deferrals under any plan of the Corporation, (ii) any amounts paid for employee benefits under any plan of the Corporation which are charged to the Vice President, and
(iii) any amounts charged to the Vice President for the purchase of stock under any plan of the Corporation. Notwithstanding any other provision of this Agreement, if the aggregate present value of the payments to or for the benefit of the Vice President under this Section and Section 5 equals or exceeds three times the "base amount," as such term is defined in Internal Revenue Code (the "Code") Section 280G, such that no deduction would be allowed under that Section, the payments under this Section and Section 5 shall be reduced so that the aggregate present value of such payments shall total $100.00 less than three times the base amount. The purpose of such reduction is to ensure that the payments to the Vice President will not constitute a parachute payment within the meaning of the Code Section 280G(b)(2)(A)(ii) as presently in effect. The Vice President shall have the right (but shall not be required) to receive the benefit of any amendments to the Code Section 280G which increase the amount that may be received without loss of the deduction to the Corporation.

	5. Benefits. Subject to the provision of Section 8, if there is a termination of the Vice President's employment on or before 24 months after a Trigger Date, the Vice President shall continue to be treated during the compensation period as an "employee" under all stock option, purchase, or acquisition plans in effect on his termination date; however, no new stock or option awards shall be granted after the Vice President's termination date. The Vice President, his dependents, beneficiaries and/or estate shall continue to be entitled to all benefits under medical, dental, life insurance, and similar plans (except for any disability plan) which are in effect on the Vice President's termination date. If by reason of law or government regulation or third-party contractual restriction the Vice President, his dependents, beneficiaries, and/or estate cannot receive or participate in a benefit, the Corporation shall, to the extent necessary, pay or provide for payment of such benefit to the Vice President, his dependents, beneficiaries, and/or estate in the same amount and manner as they would have been provided by the plan. Notwithstanding the foregoing, if the Vice President is employed by another employer, the Corporation shall not provide any medical, dental, life insurance, and similar benefit to the extent it is provided by the employer.





The Vice President shall not continue to participate in the VWR Corporation Retirement Plan, the VWR Tax Savings Plan, or in any other plan described in the Code Section 401(a) after his termination date nor shall the Corporation provide equivalent benefits. It is also understood that under present law an incentive stock option would have to be exercised no later than three months after termination of employment.

	6. Restricted Stock Award - Indemnification of Vice President. The Board of Directors has determined, in its best judgment, that the receipt of stock by the Vice President under a Restricted Stock award or plan sponsored by the Corporation, including a stock option plan, will represent "reasonable compensation" (as defined in Section 280G of the Code) for services rendered by the Vice President prior to the Vice President's termination. The foregoing notwithstanding, the Corporation agrees that it shall indemnify the Vice President against any excise tax payable pursuant to Section 4999 of the Code by reason of his termination and the receipt of stock under a Restricted Stock Award. Such indemnity shall be in an amount sufficient to cover the compounding effect of the possible inclusion of the indemnity in any amount determined to be an "excess parachute payment."

	7. Effect of Death. In the event of the death of the Vice President during the Compensation Period, the compensation under paragraph 4 for the month in which death occurs shall be paid to the Vice President's estate and the Compensation Period shall be deemed to have ended as of the close of business on the last day of the month in which the death occurred. Coverage of the Vice President and any dependents under any plan described in paragraph 5 shall also end on such date. Nothing in this paragraph shall affect payments due in respect of the Vice President's death.

	8. Non-Competition and Confidentiality. The Vice President agrees that:

		a. There shall be no obligation on the part of the Corporation to provide any further payments or benefits (other than benefits or payments already earned or accrued) described in Sections 4 and 5 if, during the compensation period, the Vice President shall be employed by or otherwise engage or be interested in any business which is competitive with any business of the Corporation or of any of its subsidiaries in which the Vice President was engaged during his employment prior to a termination and if, but only if, such employment or activity is likely to cause or causes serious damage to the Corporation or any of its subsidiaries; and

		b. During and after the compensation period, the Vice President will not divulge or appropriate to the Vice President's own use or the use of others any secret or confidential information or knowledge pertaining to the business of the Corporation or any of its subsidiaries obtained during his employment by the Corporation or any of its subsidiaries.






	The Board of Directors has determined, in its best judgment, that the payments to the Vice President under Sections 4 and 5 are reasonable consideration for not competing as defined in paragraph a and for maintaining the confidentiality of information as provided in paragraph b.

	9. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City of Philadelphia in accordance with the laws of the Commonwealth of Pennsylvania by three arbitrators, one of whom shall be appointed by the Corporation, one by the Vice President, and the third of whom shall be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 9. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event it shall be necessary or desirable for the Vice President to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of the Vice President's rights under this Agreement, the Corporation shall pay the Vice President's reasonable attorneys' fees, costs, and expenses in connection with the enforcement of his said rights (including the enforcement of any arbitration award in court) regardless of the final outcome, unless the arbitrators shall determine that under the circumstances recovery by the Vice President of all or part of any such fees, costs, and expenses would be unjust.

	10. Notices. Any notices, requests, demands, and other communications provided by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Vice President at the last address he has filed in writing with the Corporation or, in the case of the Corporation, at its principal executive offices.

	11. Non-Alienation. The Vice President shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operations of law.

	12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

	13. Amendments. This Agreement may not be changed, waived, or discharged orally but only by an instrument in writing, signed by the party against which enforcement of such change, waiver, or discharge is sought.

	14. Successors. This Agreement shall extend to and be binding upon the Corporation, its successors, and assigns. For purposes of this Agreement, unless the context otherwise requires, references herein to the Corporation shall include its subsidiaries and affiliated persons.






	15. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

	16. Headings. The headings of the paragraphs in this Agreement are solely for convenience or reference and shall not control the meaning or interpretation of any provision of this Agreement.

                                          VWR Corporation


                                          By:     (Signature)
                                          ---------------------------------
                                          Jerrold B. Harris, President


                                          By:     (Signature)
                                          -----------------------------------
                                          Philip B. Hunsucker, Vice President